FEE WAIVER AGREEMENT

(UBS Select Prime Preferred Fund, UBS Select ESG Prime Preferred Fund, UBS Select

Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred

Fund and UBS Tax-Free Preferred Fund)

UBS SERIES FUNDS

787 Seventh Avenue

New York, New York 10019

Dated as of August 22, 2022

UBS Asset Management (Americas) Inc.

787 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

1. UBS Select Prime Preferred Fund, UBS Select ESG Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund and UBS Tax-Free Preferred Fund (each, a “Fund”) are series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. You hereby agree that you will waive 0.04% of the 0.08% administrative fee otherwise payable to you by each Fund through August 31, 2023.

3. You further agree that you will continue the administrative fee waiver under Paragraph 2 above until the later of August 31, 2023 or the date on which a Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof.

4. This Agreement shall terminate automatically upon the termination of the administration agreement between you and the Company with respect to a Fund.

5. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUNDS, ON BEHALF OF ITS UBS SELECT PRIME PREFERRED FUND, UBS SELECT ESG PRIME PREFERRED FUND, UBS SELECT GOVERNMENT PREFERRED FUND, UBS SELECT TREASURY PREFERRED FUND, UBS PRIME PREFERRED FUND AND UBS TAX-FREE PREFERRED FUND, SEVERALLY AND NOT JOINTLY

By: /s/ Keith A. Weller		By: /s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President & Secretary	Title:	Vice President & Assistant Secretary

The foregoing Agreement is hereby

accepted as of August 22, 2022

UBS ASSET MANAGEMENT (AMERICAS) INC.

By: /s/ Joanne M. Kilkeary		By: /s/ Rose Ann Bubloski
Name:	Joanne M. Kilkeary	Name:	Rose Ann Bubloski
Title:	Executive Director	Title:	Director